Exhibit 10.1

RETIREMENT AND TRANSITION AGREEMENT

This RETIREMENT AND TRANSITION AGREEMENT (“this Agreement”) is made and entered into by and between F. Spencer Cosby, Jr. (“Cosby”) a resident of the state of North Carolina, on the one hand, and SIDUS Financial, LLC, (the “Company”) a North Carolina limited liability company and a wholly owned subsidiary of Yadkin Valley Bank and Trust, (the “Bank”) a North Carolina state bank, on the other hand. The Bank and the Company are collectively referred to herein as the “Employer”.

WHEREAS, Cosby is employed by Employer under the terms of an Amended and Restated Employment Agreement dated December 31, 2008 (the “Employment Agreement”).

WHEREAS, Cosby desires to retire from his employment with Employer on December 31, 2011 (the “Retirement Date”).

WHEREAS, Employer desires that Cosby remain engaged to assist with the transition of his duties to his successor.

WHEREAS, Employer and Cosby have agreed to certain changes in his position and duties to be effective from the date of this Agreement until the Retirement Date.

WHEREAS, Cosby and Employer wish to memorialize their agreement and to resolve any and all claims, disputes and other matters that may exist between them, if any, whether they have been raised or not.

NOW, THEREFORE, the parties, intending to be legally bound and for and in consideration of the promises and agreements contained herein, hereby stipulate and agree as follows:

1. Retirement and Transition. In connection with Cosby’s retirement and the transition of his duties to his successor, the parties agree that:

a.	Cosby shall retire from his employment with Employer on the Retirement Date.

b.	Cosby hereby resigns as Chief Executive Officer of the Company and as an officer or director of any other subsidiary or affiliate of the Company, all of which resignations are effective immediately.

c.	Cosby shall continue to serve as an officer of the Company until the Retirement Date. From the date of this Agreement until the Retirement Date (the “Transition Period”), Cosby shall serve as senior advisor to Lisa Rogers, successor executive officer of the Company, and shall work to transition his knowledge, duties and responsibility to Ms. Rogers. Additionally, Cosby shall have such appropriate transition, customer relations, and other duties as may be assigned by the Bank’s Board of Directors from time to time.

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d.	During the Transition Period, Cosby shall continue to receive (i) base salary at his current rate; (ii) his expenses for membership and dues in one Country Club and one civic club, and any other fringe benefits which are now or may be or become applicable to the Bank’s executive employees; (iii) the continued use of the current automobile provided by Employer to Cosby; and (iv) the right, but not the obligation, to purchase such automobile for its current fair market value on his Retirement Date. During the Transition Period, Cosby will not be eligible to receive any bonuses. Cosby will not be entitled to any severance or any special separation pay upon or following his retirement. The Bank will continue to cover Cosby under its directors and officers liability insurance policy during the Transition Period. After Cosby’s retirement, Cosby will have the same coverage under this policy (or successor policies) and the same entitlement to corporate indemnification as other retired officers and directors. The benefits and payments Cosby receives under this Agreement are conditioned upon (A) his employment through the Retirement Date not being terminated by Cosby for any reason or by the Company for Cause (as such term is defined by the Employment Agreement) and (B) Cosby’s performance of and compliance with the terms of this Agreement and any continued post-employment obligations under the Employment Agreement as provided in Section 4 of this Agreement.

2. Release. In exchange for the Company’s release of Cosby from his post-employment noncompetition obligations as set forth in Section 4 below and the promises of continued compensation and benefits by Employer set forth in Section 1 above, which release, promises, compensation and benefits are beyond any to which Cosby is presently entitled, Cosby agrees to release and forever discharge Employer, its shareholders, successors, predecessors, parents, subsidiaries, affiliates, assigns, directors, officers, agents, attorneys, employees and former employees, insurers, and all persons, corporations or other entities who might be claimed to be jointly and severally liable with them (collectively, “the Released Parties”), from any and all claims at law or in equity based upon, arising from, or relating to Cosby’s employment relationship with Employer or the conclusion of that relationship, whether or not Cosby knows of the potential existence of the claim, from the beginning of time to the date of execution of this Agreement. This release shall include, but is not limited to, claims under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Americans With Disabilities Act, the Family and Medical Leave Act, claims of wrongful discharge, constructive discharge, breach of contract, tortious interference with contract, negligent misrepresentation, negligent or intentional infliction of emotional distress, retaliatory discharge, and any other state or federal statutory or common law theories, including any claim for attorneys’ fees and costs, which Cosby or anyone claiming by, through or under him in any way might have or could claim against the Released Parties. This release by Cosby is specifically intended to release Employer from any and all obligations under the Employment Agreement. In addition, Cosby knowingly and intentionally waives any rights to any additional recovery that might be sought on his behalf against any one or more of the Released Parties by any other person, entity, local, state or federal government or agency thereof.

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This release is not intended to and shall not be construed to release any vested retirement/401(k) benefits or rights to continuation of health coverage under COBRA.

3. Additional Representations. Cosby represents and warrants that as of the date of this Agreement, he has been permitted by Employer to take all leave to which he has been entitled, that he has been reimbursed for all allowances and expenses properly incurred on behalf of Employer, that he has been properly paid for all time worked to date during his employment by Employer and that he has received all benefits to which he was or is entitled. Cosby acknowledges, agrees and hereby reaffirms that he is subject to the valid and enforceable noncompetition and confidentiality obligations contained in the Employment Agreement that placed certain reasonable and necessary restrictions on his actions following his employment with Employer and that, except as otherwise provided in Section 4 below, such restrictions are currently and at all times have been fully enforceable.

4. Release of Certain Post-Employment Obligations. Effective December 31, 2011, the Company agrees that Cosby is released from his existing post-employment noncompetition obligation contained in Section 6(b) of the Employment Agreement which restricts Cosby from certain competitive activities for eighteen (18) months after termination of employment; provided, however, nothing contained in this Section 4 will affect Cosby’s noncompetition obligations during his continued employment with the Company, or the obligations or remedies contained in Section 6(a), (c) or (d) of the Employment Agreement and such obligations and remedies shall be deemed continuing beyond the Retirement Date.

5. No Admission of Liability. Nothing contained in this Agreement shall be construed as an admission of any liability or violation of any federal, state or local statute, regulation, common law, or of any duty owed by Cosby, Employer or any of the Released Parties. As stated above, the forbearance, promises and compensation provided in consideration of the above release and the obligations contained herein are intended to resolve any and all claims, disputes and other matters that may exist between the parties, whether they are known or unknown and whether they have been raised or not.

6. Non-disparagement; No Encouragement of Claims. Cosby agrees to refrain from any disparagement, criticism, defamation, slander or libel of Employer, any of the Released Parties or products, services or businesses. In addition, Cosby agrees that he shall not initiate or participate in any contact or communications with any person or entity, including but not limited to current or former employees, vendors, investors and customers of Employer or any of the Released Parties, which has the effect of disrupting the orderly operations of or damaging the reputation of Employer or any of the Released Parties, employees, products, services or their businesses, unless required by law. Similarly, Cosby shall not, directly or indirectly, encourage or assist any person or entity who may file or who has filed a lawsuit, charge, claim or complaint against any Released Party; provided, however, nothing herein shall prevent Cosby from responding to a lawful subpoena, reporting to a government agency or complying with any other legal obligation. If Cosby receives any subpoena or becomes subject to any legal obligation that implicates this Section 6, Cosby will provide prompt written notice of that fact to the Employer (consistent with the notice provisions of this Agreement), and enclose a copy of the subpoena and any other documents describing the legal obligation.

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7. Remedies. It is stipulated that a breach by Cosby of the provisions of this Agreement or Cosby’s continuing obligations under the Employment Agreement, as described in Section 4 above, would cause irreparable damage to Employer and/or the Released Parties. In the event Cosby breaches any of the obligations, representations or warranties contained in this Agreement or in the Employment Agreement, the Company, the Bank or any of the Released Parties, as applicable, shall be entitled to all remedies at law or in equity. If the Company, the Bank or any of the Released Parties are required to employ attorneys and/or pursue litigation against Cosby for the breach or enforcement of this Agreement or Cosby’s continuing obligations under the Employment Agreement, they shall be entitled to recover from Cosby any attorneys’ fees and litigation expenses incurred in connection with such efforts. In addition, Employer expressly reserves the right to seek injunctive relief in the event of a breach or threatened breach of the obligations contained in this Agreement or the Employment Agreement.

8. ADEA Waiver Acknowledgment. Cosby acknowledges that: (a) he has at least twenty-one (21) days to consider this Agreement; (b) he has read and understands the terms of this Agreement and its effect; (c) he has been advised to consult and has had the opportunity to consult with an attorney prior to executing this Agreement; (d) he has signed this Agreement voluntarily and knowingly in exchange for the consideration described herein, which he acknowledges as adequate and more than he is otherwise entitled to receive; (e) this Agreement will become effective seven (7) days after its signature by Cosby and will not be enforceable or effective until after that seven (7) day period has expired (the “Effective Date”); (f) within seven (7) days of signature, Cosby may revoke this Agreement by providing written notice of revocation to Laura Blalock at 204 S. Elm Street, Statesville, NC 28687, before 12:01 a.m. Eastern Time of the Effective Date; and (g) no attempted revocation after the expiration of the seven (7) day period shall have any effect on the terms of this Agreement.

9. Cooperation. Cosby agrees that, on appropriate advance notice, he will, if so requested by either Employer or any of the Released Parties, provide assistance or information related to any claim, investigation, proceeding or litigation (threatened or pending) involving Employer or any of the Released Parties and will freely cooperate and assist Employer or any of the Released Parties in good faith and to the best of his ability. Further, Cosby agrees that, on appropriate advance notice, he will, if so requested by either Employer or one of the Released Parties, provide information and assistance as to any matter related to Cosby’s duties and responsibilities under the Employment Agreement. The Employer agrees to reimburse Cosby for all of his reasonable expenses associated with such cooperation, including travel expenses.

10. Return of Company Property. Cosby agrees to return to Employer, within five (5) days of the Retirement Date, any and all documents, materials and information (whether in hard copy, on electronic media or otherwise) and all keys, access cards, credit cards, computer hardware and software, telephones and telephone-related equipment and all other property of Employer or the Released Parties in his possession or control. Further, Cosby shall not retain any copy of documents, materials or information (whether in hard copy, on electronic media or otherwise) belonging to Employer or any of the Released Parties.

11. Acknowledgment of Reasonableness. Cosby has carefully read and considered the provisions of this Agreement, has had the opportunity to consult with an attorney of Cosby’s choice and agrees that the restrictions set forth in this Agreement and in the Employment

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Agreement are reasonably required for the protection of Employer and the Released Parties. In the event that any provision relating to the scope of the restrictions contained in this Agreement or the Employment Agreement shall be declared by a court of competent jurisdiction to exceed the maximum scope that such court deems reasonable and enforceable under applicable law, such scope of restriction held reasonable and enforceable by the court shall thereafter be the scope of the Employment Agreement and/or this Agreement as may be applicable.

12. Tax Liability. Cosby understands and agrees that to the extent any tax liability may now or hereafter become due because of this Agreement, such liability shall be his sole responsibility. On behalf of himself, his heirs, executors, administrators, successors and assigns, he agrees to pay any taxes, penalties or interest that may be determined to be due and payable, other than such taxes as may be withheld from Cosby’s compensation during the Transition Period. In addition, on behalf of himself, his heirs, executors, administrators, successors and assigns, Cosby agrees to indemnify and hold Employer harmless for any and all taxes, penalties, interest or other costs and expenses that may be or become due as a result of this Agreement, other than such taxes as may be withheld from Cosby’s compensation during the Transition Period.

13. Notices. Any notice contemplated, required, or permitted under this Agreement shall be sufficient if in writing and shall be deemed given when delivered personally or mailed by registered or certified mail, return receipt requested, to the addresses listed below:

a.	To Cosby:	F. Spencer Cosby, Jr.
500 Chesapeake Place
Greenville, NC 27858

b.	To the Company:	Sidus Financial, LLC
c/o Yadkin Valley Bank and Trust
204 South Elm Street
Statesville, NC 28687
Attn: Laura Nelson Blalock

14. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina, without regard to its conflicts of laws provisions.

15. Severability. Each provision of this Agreement is intended to be severable. If any term or provision other than Section 2 of this Agreement is held to be invalid, void or unenforceable by a court of competent jurisdiction for any reason whatsoever, such ruling shall not affect the remainder of this Agreement.

16. Voluntary Execution. The parties, intending to be legally bound, apply their signatures voluntarily and with full understanding of the contents of this Agreement and after having had ample time to review and study this Agreement.

17. Compliance with TARP CPP. For purposes of clarity, nothing in this Agreement or in any other agreement, plan, program or arrangement will entitle Cosby to any payments,

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rights or benefits to the extent they are prohibited as a result of the Company’s participation in the Treasury’s Capital Purchase Program.

18. Entire Agreement. This Agreement constitutes the entire agreement between Cosby and Employer as of the date hereof with respect to the subject matter hereof and supersedes any previous understandings, representations, statements and agreements, whether oral or written, between or among the parties with respect to the subject matter hereof; provided, however, the provisions contained in this Agreement shall be in addition to and not in lieu of any obligations of confidentiality or noncompetition contained in the Employment Agreement. This Agreement shall not be modified or changed in any way except by a writing executed by both parties hereto or as otherwise set forth herein this Agreement.

/s/ F. Spencer Cosby, Jr.	(Seal)
F. Spencer Cosby, Jr.
Date: July 20, 2011

SIDUS FINANCIAL, LLC

By: Yadkin Valley Bank and Trust Company
Its: Sole Shareholder

YADKIN VALLEY BANK AND TRUST COMPANY

/s/ Laura Nelson Blalock
Laura Nelson Blalock, Human Resources Director
Date: June 30, 2011

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